Radio One, Inc. Delays 2009 Annual Shareholders’ Meeting

WASHINGTON, August 21, 2009 /PRNewswire-FirstCall/ -- Radio One, Inc. (Nasdaq: ROIAK; ROIA) announced that it is delaying its previously announced 2009 annual shareholders’ meeting. The meeting will no longer be held on September 17, 2009.  As noted in its Form 10-Q for the period ended June 30, 2009, the Company recently received comment letters from the United States Securities and Exchange Commission (the “SEC”) regarding certain disclosures made in its Form 10-K/A for the year ended December 31, 2008 and the Company’s Preliminary Proxy Statement.  In order to allow sufficient time for the Company to respond to these comments, and make any necessary amendments to the proxy statement and 10-K/A, the Company has decided to delay the annual meeting.

The SEC periodically reviews filings made under the Securities Act of 1933 and the Securities Exchange Act of 1934 to monitor and enhance compliance with the applicable disclosure and accounting requirements.  As required by the Sarbanes-Oxley Act of 2002, the SEC undertakes some level of review of each reporting company at least once every three years.

The Company will announce the new date for the 2009 annual shareholders’ meeting shortly after resolution of the comments and once the Company’s Board of Directors sets the new meeting date.

Radio One, Inc. (www.radio-one.com) is one of the nation's largest radio broadcasting companies and the largest radio broadcasting company that primarily targets African-American and urban listeners. Radio One currently owns 53 broadcast stations located in 16 urban markets in the United States. Additionally, Radio One owns Interactive One (www.interactiveone.com), an online platform serving the African-American community through social content, news, information, and entertainment, which operates a number of branded sites, including News One, UrbanDaily, HelloBeautiful, and Magazine One, Inc. (d/b/a Giant Magazine) (www.giantmag.com), interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans, Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner, and Community Connect Inc. (www.communityconnect.com), an online social networking company, which operates a number of branded websites, including BlackPlanet, MiGente, and Asian Avenue.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management's current expectations and are based upon information available to Radio One at the time of this release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Radio One's control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Form 10-K/A and other filings with the Securities and Exchange Commission. Radio One does not undertake any duty to update any forward-looking statements.

CONTACT:  Peter D. Thompson, CFO and EVP of Radio One, Inc., +1-301-429-4638